TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                        RESULTS FOR FISCAL YEAR 2007

Minneapolis/October 25, 2006/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended September 30, 2006 increased 15.5% to $19.6 million and its earnings per diluted share increased 16.3% to $0.50 compared with $17.0 million and $.43 per diluted share for the quarter ended September 30, 2005. The improvement in results was mainly due to increased consolidated net sales and improved gross margin percentages.

Consolidated net sales for the quarter ended September 30, 2006 were $52.4 million, an increase of 9.7% from the quarter ended September 30, 2005. Biotechnology net sales for the quarter ended September 30, 2006 were $35.9 million, an increase of 11.2% from the quarter ended September 30, 2005. Approximately $700,000 of the increase in biotechnology net sales for the quarter was the result of price increases. R&D Europe's net sales for the quarter ended September 30, 2006 were $12.9 million, an increase of 8.9% from the first quarter of the prior year. In British pound sterling, R&D Europe's net sales increased 2.7% from the same quarter of the prior year. Hematology net sales for the quarter ended September 30, 2006 were $3.5 million, a decrease of 0.9% as compared to the quarter ended September 30, 2005.

Consolidated gross margins were 78.5% for the quarter ended September 30, 2006 compared to 76.7% for the quarter ended September 30, 2005. Biotechnology gross margins were 79.6% for the quarter ended September 30, 2006 compared to 77.5% for the quarter ended September 30, 2005, mainly as a result of changes in product mix. Biotechnology gross margins were also affected by purchase accounting related to inventory on hand at the acquisition date of Fortron and BiosPacific in fiscal 2006. Included in cost of sales for the quarters ended September 30, 2006 and 2005 were $291,000 and $575,000, respectively, related to inventory purchase accounting.

Consolidated net earnings and diluted earnings per share for the quarter ended September 30, 2006 were impacted slightly by the change in exchange rates from the quarter ended September 30, 2006, used to convert R&D Europe results from British pound sterling to U.S. dollars. The change in exchange rates increased consolidated net earnings approximately $206,000 for the quarter ended September 30, 2006.

In September 2006, the Company invested $7.2 million for an 18% equity interest in Nephromics, LLC. Nephromics has licensed technology related to the diagnosis of preeclampsia and has sub-licensed the technology to several major diagnostic companies for the development of diagnostic assays.

The Company is currently considering paying off its $13.1 million mortgage debt during the quarter ended December 31, 2006. The interest rate on the mortgage is at a floating rate, which is currently at 7.8%. Interest expense for the quarter ended September 30, 2006 was $268,000. The mortgage note has a 5% prepayment penalty. The Company estimates that prepayment of the mortgage would result in a reduction in diluted earnings per share of approximately $.01 in the quarter of payment.

Forward Looking Statements:
This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the possibility of prepaying the mortgage and the associated financial impact, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                  *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
                Kathy Backes, Controller
                (612) 379-8854



                             TECHNE CORPORATION
                     CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share data)
                                 (Unaudited)
                                                            QUARTER ENDED
                                                          -----------------
                                                          9/30/06   9/30/05
                                                          -------   -------
Net sales                                                 $52,351   $47,709
Cost of sales                                              11,237    11,096
                                                          -------   -------
Gross margin                                               41,114    36,613
Operating expenses:
 Selling, general and administrative                        7,067     6,454
 Research and development                                   4,855     4,717
 Amortization of intangible assets                            403       492
                                                          -------   -------
  Total operating expenses                                 12,325    11,663
                                                          -------   -------
Operating income                                           28,789    24,950
Other expense (income):
 Interest expense                                             268       223
 Interest income                                           (1,676)     (974)
 Other non-operating expense (income), net                    485       211
                                                          -------   -------
  Total other expense (income)                               (923)     (540)
                                                          -------   -------
Earnings before income taxes                               29,712    25,490
Income taxes                                               10,081     8,489
                                                          -------   -------
Net earnings                                              $19,631   $17,001
                                                          =======   =======
Earnings per share:
 Basic                                                    $  0.50   $  0.44
 Diluted                                                  $  0.50   $  0.43
Weighted average common shares outstanding:
 Basic                                                     39,379    38,754
 Diluted                                                   39,469    39,669



                             TECHNE CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                 (Unaudited)

                                                         9/30/06     6/30/06
                                                        ---------   ---------
ASSETS
Cash and equivalents                                    $  97,827   $  89,634
Short-term available-for-sale investments                  22,704      19,212
Trade accounts receivable                                  24,466      23,769
Other receivables                                           1,218       1,309
Inventory                                                   8,982       9,024
Other current assets                                        7,286       6,874
                                                        ---------   ---------
  Current assets                                          162,483     149,822
Available-for-sale investments                             76,596      77,660
Property and equipment, net                                89,418      88,772
Goodwill and intangible assets, net                        31,618      32,021
Other non-current assets                                   29,090      22,237
                                                        ---------   ---------
  Total assets                                          $ 389,205   $ 370,512
                                                        =========   =========
LIABILITIES
Current liabilities                                     $  15,606   $  17,966
Long-term debt                                             11,902      12,198
Stockholders' equity                                      361,697     340,348
                                                        ---------   ---------
  Total liabilities and equity                          $ 389,205   $ 370,512
                                                        =========   =========